EXHIBIT 5.1

[LETTERHEAD OF TONKON TORP LLP]

January 30, 2004

DayStar Technologies, Inc.

900 Golden Gate Terrace, Suite A

Grass Valley, CA 95945

DayStar Technologies, Inc.

Registration Statement on Form SB-2

(Registration No. 333-110337)

Gentlemen:

We are acting as counsel to DayStar Technologies, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, of the Company’s Registration Statement on Form SB-2 (Registration No. 333-110337), as amended by pre-effective Amendments No. 1, No. 2, No. 3 and No. 4 thereto (the “Registration Statement”). The Registration Statement covers (a) 2,415,000 units (the “Underwritten Units”), each Unit consisting of one share of the Company’s common stock, par value $0.01 per share (the “Common Stock”), one redeemable Class A Warrant and two nonredeemable Class B Warrants, each warrant to purchase one share of the Common Stock (the “Warrants”), to be issued and sold pursuant to the terms of an underwriting agreement (the “Underwriting Agreement”) by and among the Company and Paulson Investment Company, Inc. as representative of the several underwriters named therein (the “Underwriters”); (b) 210,000 warrants, each warrant to purchase one Underwriters’ Unit (as defined below), to be issued pursuant to the terms of the warrants granted by the Company to certain of the Underwriters (the “Representative’s Warrants”); (c) 210,000 units (the “Underwriters’ Units”), identical to the Underwritten Units, to be issued upon exercise of the Representative’s Warrants; (d) 7,875,000 Warrants, in the aggregate, included in the Underwritten Units and the Underwriters’ Units and exercisable pursuant to the terms of the Warrant Agreement between the Company and U.S. Stock Transfer Corporation (the “Warrant Agent”); and (e) 7,875,000 shares of Common Stock issuable upon exercise of the Warrants included in the Underwritten Units and the Underwriters’ Units (the “Warrant Shares”).

In our capacity as such counsel, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Underwriting Agreement, and such corporate records, documents, certificates

DayStar Technologies, Inc.

January 30, 2004

and other agreements and instruments as we have deemed necessary or appropriate to enable us to render the opinions hereinafter expressed.

Based on the foregoing, and having regard for such legal considerations as we deem relevant, we are of the following opinions:

1.	The Underwritten Units, the Common Stock, the Warrants, the Representative’s Warrants, the Underwriters’ Units, and the Warrant Shares have been duly authorized by all necessary corporate action of the Company.

2.	When issued and sold by the Company against payment therefor pursuant to the terms of the Underwriting Agreement, the Underwritten Units and the Common Stock included therein will be validly issued, fully paid and non-assessable.

3.	When executed by the Company and the representative of the underwriters, the Representative’s Warrants will be validly issued and represent a binding obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and subject to the availability of equitable remedies.

4.	When issued and sold by the Company against payment therefor pursuant to the terms of the Representative’s Warrants, the Underwriters’ Units and the Common Stock included therein will be validly issued, fully paid and non-assessable.

5.	When issued by the Company and countersigned by the Warrant Agent pursuant to the terms of the Warrant Agreement, the Warrants will be validly issued and represent a binding obligation of the Company, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights and remedies of creditors generally and subject to the availability of equitable remedies.

6.	When issued and sold by the Company against payment therefor pursuant to the terms of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable.

We are members of the bar of the State of Oregon and are expressing our opinion only as to matters of Oregon law and the General Corporation Law of the State of Delaware, including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting those laws.

DayStar Technologies, Inc.

January 30, 2004

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the related prospectus.

Very truly yours,

/s/ Tonkon Torp LLP

TPP:SAC:DLP:JKS